Exhibit 10.19
TWIST BIOSCIENCE CORPORATION
April 24, 2023
Robert Werner
[***]
Dear Robert:
Twist Bioscience Corporation, a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.
1.Position. You will start in a full-time position as Vice President, Chief Accounting Officer and you will initially report to Jim Thorburn, CFO. A senior executive role reporting directly to the CFO. The Vice President, Chief Accounting Officer “CAO” will work closely with and partner with the CFO to determine accounting and tax implications for material business decisions. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.Compensation. You will be paid a starting salary at the rate of $400,000.00 per year, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions. You will also be eligible for a bonus based on Company and individual milestones, and subject to the approval of the Board. You will receive a Guaranteed Bonus for the 2023 fiscal year of $100,000.00. You will not be eligible for any additional 2023 fiscal year corporate bonuses. You will earn, and be permitted to retain, the full amount of the Guaranteed Bonus if you remain employed by the Company through the two (2) year anniversary of your Start Date. By Signing below, you acknowledge and agree that, if before such two (2) year anniversary date, your employment terminates for any reason, you will be required to immediately repay all or a pro-rata portion of the Signing Bonus no later than thirty (30) days following the last day of your employment with the Company, with such pro-rata amount based on the number of years employed during such two (2) year period (i.e., if you are employed (i) less than one year, you must repay 100% of the Guaranteed Bonus; (ii) more than one year and less than two years, you must repay 50% of the Guaranteed Bonus.
3.Equity Award. Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted 30,000 shares of the Company’s Common Stock (the “Equity Award”). In addition, during the Company’s 2023 fiscal year performance review you will receive an additional Equity Award of 10,000 shares. The Equity Award will be in the form of restricted stock units (the “RSU Award”). You will be expected to execute the Company’s standard form of restricted stock unit award agreement for the RSU Award (the “Award Agreement”), and agree to be subject to such terms and conditions as set forth in the Plan and the Award Agreement. The RSU Award will vest as follows: (x) 25% of the RSUs subject to the RSU Award on the one (1) year anniversary of your start date, and (y) 1/16 of the RSUs subject to the RSU Award quarterly thereafter on the same day of the month as your start date (or the last date of the month if such date does not exist), for a total vesting period of 48 months, subject to your Continuous Service Status (as defined in the Plan) through each vesting date.
4.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the employee benefit plans and programs, if any, currently and hereafter maintained by the

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Company and generally available to similarly situated employees of the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. Notwithstanding the foregoing, the Company reserves the right to modify job titles and salaries and to modify or terminate benefits from time to time as it deems necessary or appropriate.
5.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.
6.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
7.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
8.Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.
9.Miscellaneous.
(a)Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law.
(b)Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.
(c)Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

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(d)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
[Signature Page Follows]
If you wish to accept this offer, please sign and date both this original letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to the recruitment team. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees to the extent permitted by applicable law. Your job offer, therefore, may be contingent upon a clearance of such a background investigation and/or reference check, if any. This offer, if not accepted, will expire at the close of business on April 27, 2023.
We look forward to your favorable reply and to working with you at Twist Bioscience!
Very truly yours,
Twist Bioscience Corporation
By: /s/ Emily Leproust
(Signature)
Name: Dr. Emily Leproust
Title: Chief Executive Officer
ACCEPTED AND AGREED:
ROBERT WERNER
/s/ Robert Werner
(Signature)
4/27/2023
Date
Anticipated Start Date: May 29, 2023

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Attachment A: Confidential Information and Invention Assignment Agreement

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ATTACHMENT A
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT
(See Attached)

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